Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Third Quarter		First Nine Months
	2025	2024	2025	2024
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,969	$1,861	$5,804	$5,628
Intermodal	759	763	2,262	2,250
Coal	375	427	1,140	1,221

Total railway operating revenues	3,103	3,051	9,206	9,099

Railway operating expenses
Compensation and benefits	738	690	2,169	2,126
Purchased services and rents	519	497	1,537	1,541
Fuel	237	216	700	757
Depreciation	348	339	1,040	1,011
Materials and other	147	(188)	547	200
Merger-related expenses	15	—	15	—
Restructuring and other charges	12	60	22	156
Eastern Ohio incident	(11)	(159)	(243)	368

Total railway operating expenses	2,005	1,455	5,787	6,159

Income from railway operations	1,098	1,596	3,419	2,940
Other income – net	23	34	78	69
Interest expense on debt	197	203	597	608

Income before income taxes	924	1,427	2,900	2,401
Income taxes	213	328	671	512

Net income	$711	$1,099	$2,229	$1,889

Earnings per share – diluted	$3.16	$4.85	$9.88	$8.34
Weighted average shares outstanding – diluted	224.7	226.5	225.5	226.3

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2025	2024
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,418	$1,641
Accounts receivable – net	1,102	1,069
Materials and supplies	297	277
Other current assets	219	201

Total current assets	3,036	3,188
Investments	4,081	3,370
Properties less accumulated depreciation of $14,438 and $13,957, respectively	36,112	35,831
Other assets	1,351	1,293

Total assets	$44,580	$43,682

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,657	$1,704
Income and other taxes	227	337
Other current liabilities	1,033	949
Current maturities of long-term debt	607	555

Total current liabilities	3,524	3,545
Long-term debt	16,476	16,651
Other liabilities	1,705	1,760
Deferred income taxes	7,734	7,420

Total liabilities	29,439	29,376
Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 224,386,617 and 226,320,894 shares, respectively, net of treasury shares	226	228
Additional paid-in capital	2,283	2,247
Accumulated other comprehensive loss	(262)	(262)
Retained income	12,894	12,093

Total stockholders’ equity	15,141	14,306

Total liabilities and stockholders’ equity	$44,580	$43,682

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Nine Months
	2025	2024
	($ in millions)
Cash flows from operating activities
Net income	$2,229	$1,889
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,040	1,011
Deferred income taxes	315	141
Gains and losses on properties	(142)	(425)
Changes in assets and liabilities affecting operations:
Accounts receivable	(53)	(156)
Materials and supplies	(20)	(24)
Other current assets	68	80
Current liabilities other than debt	25	774
Other – net	(164)	(189)

Net cash provided by operating activities	3,298	3,101
Cash flows from investing activities
Property additions	(1,475)	(1,706)
Acquisition of assets of CSR	—	(1,643)
Property sales and other transactions	120	527
Investment purchases	(615)	(318)
Investment sales and other transactions	52	349

Net cash used in investing activities	(1,918)	(2,791)
Cash flows from financing activities
Dividends	(912)	(915)
Common stock transactions	1	15
Purchase and retirement of common stock	(534)	—
Proceeds from borrowings	396	1,051
Debt repayments	(554)	(1,054)

Net cash used in financing activities	(1,603)	(903)

Net decrease in cash and cash equivalents	(223)	(593)
Cash and cash equivalents
At beginning of year	1,641	1,568

At end of period	$1,418	$975

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$570	$571
Income taxes (net of refunds)	433	284

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Gains on Railway Line Sales

During the third quarter of 2024, we completed sales of two railway lines in the states of Virginia and North Carolina resulting in gains of $380 million included in “Materials and other” expense. The gains from these transactions are reflected in “Gains and losses on properties” and cash proceeds are included in “Property sales and other transactions” on the Consolidated Statement of Cash Flows.

2. Merger-Related Expenses

During the third quarter of 2025, we incurred $15 million in merger-related expenses primarily related to third-party advisor fees, legal fees, and costs associated with employee retention arrangements.

3. Restructuring and Other Charges

Restructuring and other charges in 2025 includes expenses associated with the rationalization of certain software development projects that had not been placed into service and the restructuring of certain technology functions, including severance costs for impacted employees. Restructuring and other charges in 2024 includes expenses associated with our voluntary and involuntary separation programs that reduced our management workforce, expenses associated with the rationalization of certain software development projects that had not been placed into service, costs associated with the appointment of our new chief operating officer, and the disposition of an asset class. We incurred expenses of $12 million and $60 million in the third quarters of 2025 and 2024, respectively, and $22 million and $156 million for the first nine months of 2025 and 2024, respectively. Additionally, the first nine months of 2024 “Other income – net” includes a $20 million curtailment gain on our other postretirement benefit plan resulting from the restructuring, recorded in the second quarter of 2024.

4. Eastern Ohio Incident

On February 3, 2023, a train operated by us derailed in East Palestine, Ohio (the Incident). During the third quarter of 2025, we incurred net expenses of $13 million, as compared to $159 million of net benefits for the same period last year. Recoveries exceeded expenses by $219 million in the first nine months of 2025 as compared to expenses of $368 million during the first nine months of 2024. The total expense recognized includes the impact of $394 million and $552 million in recoveries during the first nine months of 2025 and 2024, respectively, of which $16 million and $288 million was recognized in the third quarters of 2025 and 2024, respectively. Any additional amounts recoverable under our insurance policies or from third parties will be reflected in future periods in which recovery is considered probable.

5. Shareholder Advisory Costs

“Other income – net” includes costs associated with shareholder advisory matters, which amounted to $1 million and $51 million during the third quarter and first nine months of 2024, respectively.

6. Deferred Income Taxes

During the first nine months of 2024, we recorded a $27 million reduction to deferred income taxes, the result of a subsidiary restructuring that reduced our estimated deferred state income tax rate.

7. Stock Repurchase Program

We repurchased and retired 2.2 million shares of common stock under our stock repurchase program in the first nine months of 2025 at a cost of $533 million, inclusive of accrued excise taxes, while we did not repurchase any shares of common stock in the first nine months of 2024.